Exhibit 10.40

Lockheed Martin Corporation

6801 Rockledge Drive Bethesda, MD 20817

Telephone 301-897-6208 Facsimile 301-897-6758

E-mail: john.t.lucas@lmco.com

John T. Lucas

Senior Vice President, Human Resources

Retirement Transition Agreement

January 26, 2012

Ralph D. Heath

Lockheed Martin Corporation

Executive Vice President, Aeronautics

P. O. Box 748

Ft. Worth, Texas 76101

Dear Mr. Heath:

This letter agreement (“Agreement”) confirms our discussions concerning your desire to retire, and the compensation and benefits you will receive in retirement in recognition of your contributions to the Corporation and your effective leadership of the Aeronautics Business Area.

1. Change in Position; Retirement. Effective April 1, 2012, you will step down voluntarily as Executive Vice President, Aeronautics, but will remain an elected Executive Vice President of the Corporation reporting to Chris Kubasik, President and Chief Operating Officer. As an elected officer and Executive Vice President, you will continue to be entitled to all the benefits of an Executive Vice President, subject to the terms of this Agreement. During the period from April 1, 2012 to April 30, 2012 you will assist in the orderly transition of your responsibilities and knowledge to your successor as Executive Vice President, Aeronautics and will perform such other duties as may be assigned to you by the President and Chief Operating Officer or the Senior Vice President, Human Resources. Your employment will terminate effective at the close of business on April 30, 2012 and your retirement will be effective as of May 1, 2012, provided that you accept the terms of this Agreement and do not revoke your acceptance.

2. Benefits. In consideration of the Corporation entering into this Agreement and the benefits provided herein, you will receive the benefits set forth in this paragraph 2 (collectively, the “Benefits”). Acceptance of the terms of this Agreement, which incorporates herein by reference the release of claims attached as Addendum A (the “Second Release”), must occur no later than February 16, 2012, twenty-one (21) days following your receipt of this Agreement. Provided that you accept the terms of this Agreement, do not revoke your acceptance as provided for in Paragraph 13 (c), this Agreement shall be effective and you will be eligible to receive the Benefits set forth in Paragraph 2(a), (b), (e), (f) and (g). Upon my

EXECUTION VERSION

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execution, return and non-revocation of the Second Release no earlier than April 30, 2012, you will be eligible to receive the Benefits set forth in Paragraph 2(c) and (d).

(a) Compensation. You will remain on the Corporation’s payroll through April 30, 2012. During this period, you will continue to receive base pay at your current rate of $760,000 annually, with payments to be made on the Corporation’s regular pay days, less appropriate deductions for federal and state withholdings, other applicable taxes, and any lawfully authorized or required payroll deductions. On or around April 30, 2012, you will be issued a final paycheck that will include payment for all accrued but unused vacation as of April 30, 2012.

(b) Employee Benefit Plans. During the period set forth in paragraph 2(a), you may continue to participate in those employee benefit plans of the Corporation in which you currently participate, except that you will not be eligible for additional equity incentive grants or long term incentive performance awards under the Corporation’s long term incentive plans. Previous awards of equity grants and long term incentive payments will vest in accordance with the retirement provisions of the applicable plan. Except as provided for in paragraph 2(c) and paragraph 2(d), your active employee benefits will cease on April 30, 2012.

(c) Payment. Provided that you have signed the Second Release, no later than June 1, 2012 you will receive a payment of $950,000, less appropriate deductions for federal and state withholding, and other applicable taxes.

(d) Consulting Agreement. As of May 1, 2012, the Corporation will execute a consulting agreement for the period from May 1, 2012 – April 30, 2013 in a form substantially similar to that attached as Exhibit A to this Agreement, at a rate of $5,000 per day, plus expenses, with the number of days worked not to exceed 52.

(e) Nonqualified Deferred Compensation Payments. You will receive a pay-out of your nonqualified deferred compensation in accordance with your elections and the terms of the applicable plan documents. Any amounts due in 2012 related to your separation from service with the Corporation will be subject to a six-month delay until approximately November 1, 2012.

(f) Tax Assistance. The Corporation will provide tax assistance if your 2010 tax return is selected for audit.

(g) Retirement and Post Employment Benefits. Following your retirement, subject to the terms and conditions of the applicable benefit plans and arrangements with the Corporation, you will be entitled to participate in those post-employment health benefits that you are eligible to receive as of the date of your retirement and will be entitled to any vested benefits you are entitled to receive under the Corporation’s retirement plans or programs in which you participate as of the date of your retirement.

3. Other Compensation and Benefits. Except for the payment specified in paragraph 2(c), you agree that you will not be entitled to and will not receive any severance or termination benefits in connection with your termination of employment with the Corporation, including but not limited to severance or termination benefits under the Corporation’s existing or any future severance pay policies or plans.

EXECUTION VERSION

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4. Employee’s Acknowledgment. You hereby affirm that you understand and acknowledge that a portion of the Benefits being provided to you by the Corporation under this Agreement are beyond any that otherwise are or would be owed to you by the Corporation, and that the Benefits are being provided to you in consideration for your entering into this Agreement, including but not limited to the Releases of Claims set forth in paragraph 9.

5. Nondisclosure. You acknowledge that during the course of your employment with the Corporation you have acquired, and may have generated, a substantial amount of information that the Corporation deems confidential and/or proprietary to the Corporation and/or subject to attorney client privilege. In addition, you have had access to certain third-party information that has been provided to the Corporation on a confidential basis. You agree that you may not use or disclose or allow the use or disclosure by others of any Corporation confidential, proprietary or attorney client privileged information, or any information of others provided to the Corporation on a confidential basis, without the prior express written consent of the Corporation.

6. Disclosure of this Agreement. You understand and agree that the Corporation is required to disclose the existence and terms of this Agreement, and to file a copy of this Agreement with the Securities and Exchange Commission as an exhibit to its periodic reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You consent to any such disclosure and filings deemed necessary or appropriate and made by the Corporation under the Exchange Act and pursuant to any other laws or regulations.

7. Non-Disparagement. You agree that you will not make any statements, whether verbal or written, that disparage or may reasonably be interpreted to disparage the Corporation or its stockholders, directors, officers, employees, agents, attorneys, representatives, technology or products with respect to any matter whatsoever. The Corporation agrees not to make any statements, whether verbal or written, that disparages or may reasonably be interpreted to disparage you or your performance as an officer and employee of the Corporation. You and the Corporation acknowledge and agree that neither this provision nor any other provision of this Agreement affects your obligations or the Corporation’s obligations to cooperate with any government investigation or to respond truthfully to any lawful governmental inquiry or to give truthful testimony in court.

8. Cooperation in Litigation and Investigations. You agree and covenant that you will, to the extent reasonably requested by the Corporation, cooperate with the Corporation in any pending or future litigation or investigations in which the Corporation or any of its subsidiaries or affiliates is a party and regarding which you, by virtue of your employment with the Corporation or any of its subsidiaries or affiliates, have knowledge or information relevant to the litigation or investigation. You further agree and covenant that, in any such litigation or investigation, you will, without the necessity of a subpoena, provide truthful testimony relevant to the litigation or investigation in any jurisdiction in which the Corporation requests. The Corporation will reimburse you for reasonable expenses incurred by you in complying with this paragraph 8 to the extent such expenses are incurred on or after April 30, 2012 provided that the Corporation has authorized the incurrence of such expenses in advance.

9. Release. In consideration of the Benefits being provided to you under this Agreement, which, absent this Agreement, a portion of which you otherwise would not be entitled to receive, you, on behalf of yourself, your heirs, estate, executors, administrators, representatives, successors and assigns, and anyone claiming to be acting on your behalf or in your interest, hereby irrevocably and unconditionally release, acquit and forever discharge the Corporation, its affiliates, subsidiaries, benefit plans, related companies, partnerships and joint

EXECUTION VERSION

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ventures, and their former, current and future officers, directors, shareholders, partners, employees, fiduciaries, agents, attorneys, insurers and representatives, whether acting in their individual or official capacities, and all persons acting by, through, or in concert with any of them, and all their predecessors, successors and assigns (all of which are hereinafter collectively referred to as the “Released Parties”), from any and all claims, demands, losses, liabilities, and causes of action or similar rights of any type arising or accruing on or before the date this Agreement is executed (whether known or unknown), as a result of or because of any act, omission, or failure to act by the Released Parties, including but not limited to those arising out of or relating in any way to your employment by, association with, or termination of employment with the Corporation (hereinafter collectively referred to as “Claims”). THIS IS A GENERAL RELEASE, subject only to the specific exceptions set forth in subparagraphs 9(b), (c) and (d).

(a) These Claims include, but are not limited to, any claims for monetary damages, wages, bonuses, commissions, unused sick pay, severance or similar benefits, expenses, attorneys’ fees or other indemnities, or other personal remedies or damages sought in any legal proceeding or charge filed with any court arising under the Age Discrimination in Employment Act (“ADEA”), including but not limited to the Older Workers Benefit Protection Act (“OWBPA”), except as it relates to the validity of this release under the ADEA as amended by the OWBPA, and Executive Order 11141, Executive Order 11246, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Federal Equal Pay Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the Uniformed Services Employment and Reemployment Rights Act, the Employee Retirement Income Security Act, the Workers Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Texas Commission on Human Rights Act or claims arising under the Civil Rights Division of the Texas Workforce Commission, Texas law on communicable diseases, Texas disability discrimination law, anti-discrimination provisions of the Texas Workers Compensation Act, §451.001 of the Texas Labor Code, Texas wage payment laws. The Claims released include, but are not limited to, claims arising under any other federal, state, or local laws or regulations restricting an employer’s right to terminate employees, or otherwise regulating employment, including but not limited to any federal, state, or local law enforcing express or implied employment contracts or covenants; any other federal, state or local laws providing relief for alleged wage and hour violations; wrongful discharge; breach of contract, including any and all tort claims, including but not limited to, physical or personal injury in any way related to your employment or termination of employment; emotional distress or stress claims in any way related to your employment or termination of employment, intentional or negligent infliction of emotional distress, fraud, negligent misrepresentation, defamation, invasion of privacy, violation of public policy and similar or related claims and any and all claims arising under common law. The claims released include claims that in any way are brought by or on behalf of the government, whether or not the government joins the action such as in the case of a qui tam.

(b) Without limiting the generality of the foregoing, you agree not to file any lawsuit seeking monetary damages for yourself and asserting any claims that are lawfully released in paragraph 9(a). You further hereby irrevocably and unconditionally waive any and all rights to recover any relief and damages concerning the claims that are lawfully released in paragraph 9(a).

(c) Notwithstanding the foregoing, you are not releasing (1) your right to enforce this Agreement; (2) any rights to benefits you may have under the Corporation’s retirement plans or programs; (3) any claims arising under any Federal or state securities laws that you

EXECUTION VERSION

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may have as a stockholder of the Corporation; (4) any claims for unemployment compensation; (5) any claims under applicable workers’ compensation laws; (6) any claims solely relating to the validity of this Release of Claims under the ADEA, as amended, (7) any indemnification rights, under the same eligibility rules, as afforded to all other current or former officers of the Corporation pursuant to the Corporation’s bylaws and/or applicable state law; or (8) your right to file a charge with the U.S. Equal Employment Opportunity Commission or any similar state or local government agency.

(d) No Federal, state or local government agency is a party to this Agreement, and none of the provisions of this Agreement restrict or in any way affect a government agency’s authority to investigate or seek relief in connection with any of the Claims. However, if a government agency were to pursue any matters falling within the Claims, which it is free to do, you and the Corporation agree that, as between you and the Corporation, this Agreement will control as the exclusive remedy and full settlement of all such Claims by you for money damages. The Agreement is a binding contract between two private parties—you and the Corporation. Therefore, the Agreement affects the two parties’ rights only, with no impact on any government agency.

(e) You hereby represent and warrant that you have not previously filed or joined in any Claims released herein against any of the Released Parties or assigned any Claims described in this Release to any third parties. You affirm that you have been paid and/or have received all compensation, wages, penalties, and/or benefits to which you are entitled and that no other compensation, wages, penalties, and/or benefits are due, except as otherwise provided in this Release. You affirm furthermore that you have no known injuries arising out of or in the course of your employment with the Corporation, and you have been provided and/or have not been denied leave requested under the Family and Medical Leave Act or any equivalent state statute or local ordinance.

10. Corporation. For the purposes of this Agreement, the term “Corporation” or “Lockheed Martin” includes the Corporation and its affiliates as well as the predecessors and successors of the Corporation and their affiliates.

11. Entire Agreement. The understandings set forth in this Agreement represent the entire agreement between you and the Corporation with respect to the matters contained herein. Neither you nor the Corporation has relied upon any other agreements, understandings or representations. This Agreement supersedes any prior agreements or representations between you and the Corporation as to the subject matter contained herein. The Agreement may not be altered or modified except by mutual agreement between you and the Corporation, evidenced in writing and executed by both you and the Corporation and specifically identified as an amendment to this Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Maryland, without giving effect to the conflict of law provisions thereof.

You represent and acknowledge that, other than as expressly set forth in this Agreement, in executing this Agreement you are not relying upon any representation or statement made by any officer, director, employee, agent or other representative of the Corporation with regard to the subject matter, basis or effect of this Agreement.

EXECUTION VERSION

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12. Review and Revocation Rights. By signing below, you acknowledge that:

(a) You have been advised by the Corporation to consult with an attorney prior to executing this Agreement. You have requested and received from the Corporation any information that you need in order to make a knowing and voluntary release of all Claims;

(b) You understand that you can take up to 21 days to consider this Release. To the extent you have signed this Release prior to the expiration of the 21 days, you hereby waive your right to the balance of such period of consideration and acknowledge and represent that your waiver of such period is knowing and voluntary and has not been induced by the Corporation; and

(c) You understand that you have seven days following signing of this Agreement to revoke it, and that the Agreement will not become effective until the seven-day revocation period has expired without your revocation of this Agreement. You further understand and acknowledge that to be effective, any revocation must be in writing and either personally delivered to the Corporation, care of John T. Lucas, Senior Vice President, Human Resources or sent by certified mail, return receipt requested to Mr. John T. Lucas at 6801 Rockledge Drive, Bethesda, Maryland 20817, by 5:00 p.m., Bethesda, Maryland time, on or before the seventh calendar day after you sign this Agreement.

By signing below, you acknowledge that you have read the terms of this Agreement, fully understand the terms and their effect, are voluntarily agreeing to those terms of your own free will, and intend to be legally bound. Please return this Agreement to me by no later than February 16, 2012.

Sincerely,

/s/ John T. Lucas
John T. Lucas

THIS AGREEMENT CONTAINS A GENERAL RELEASE OF CLAIMS, PLEASE READ CAREFULLY BEFORE SIGNING.

Agreed to:

/s/ Ralph D. Heath
Name: Ralph D. Heath	Date: January 26, 2012

EXECUTION VERSION

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January 26, 2012

ADDENDUM

Second Release of Claims

In consideration of the payments and other benefits being provided to you under the terms of the January26, 2012 Agreement between Lockheed Martin Corporation (“Corporation”) and Ralph Heath, concerning the separation of your employment from the Corporation (the “Agreement”), which, absent the Agreement, you otherwise would not be entitled to receive, on behalf of your heirs, estate, executors, administrators, representatives, successors and assigns, and anyone claiming to be acting on your behalf or in my interest, hereby irrevocably and unconditionally release, acquit and forever discharge the Corporation, its affiliates, subsidiaries, benefit plans, related companies, partnerships and joint ventures, and their former, current and future officers, directors, shareholders, partners, employees, fiduciaries, agents, attorneys, insurers and representatives, whether acting in their individual or official capacities, and all persons acting by, through, or in concert with any of them, and all their predecessors, successors and assigns (all of which are hereinafter collectively referred to as the “Released Parties”), from any and all claims, demands, losses, liabilities, and causes of action or similar rights of any type arising or accruing on or before the date this Second Release of Claims executed (whether known or unknown), as a result of or because of any act, omission, or failure to act by the Released Parties, including but not limited to, those arising out of or relating in any way to your employment by, association with, or separation of employment from the Corporation (hereinafter collectively referred to as “Claims”). THIS IS A GENERAL RELEASE, subject only to the specific exceptions set forth in subparagraphs (b), (c) and (d) below.

(a) These Claims include, but are not limited to, any claims for monetary damages, wages, bonuses, commissions, unused sick pay, severance or similar benefits, expenses, attorneys’ fees or other indemnities, or other personal remedies or damages sought in any legal proceeding or charge filed with any court arising under the Age Discrimination in Employment Act (“ADEA”), including but not limited to the Older Workers Benefit Protection Act (“OWBPA”), except as it relates to the validity of this release under the ADEA as amended by the OWBPA, and Executive Order 11141, Executive Order 11246, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Amendments Act, the Rehabilitation Act of 1973, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Federal Equal Pay Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the Employee Retirement Income Security Act, the Workers Adjustment and Retraining Notification Act, the Texas Commission on Human Rights Act or claims arising under the Civil Rights Division of the Texas Workforce Commission, Texas law on communicable diseases, Texas disability discrimination law, anti-discrimination provisions of the Texas Workers Compensation Act, §451.001 of the Texas Labor Code, Texas wage payment laws. The Claims released include, but are not limited to, claims arising under any other federal, state, or local laws or regulations restricting an employer’s right to terminate employees, or otherwise regulating employment, including but not limited to any federal, state, or local law enforcing express or implied employment contracts or covenants; any other federal, state or local laws providing relief for alleged wrongful discharge; breach of contract, including any and all tort claims, including but not limited to, physical or personal injury in any way related to my employment or separation from employment; emotional distress or stress claims in any way related to my employment or separation from employment, intentional or negligent infliction of emotional distress, fraud, negligent misrepresentation, defamation, invasion of privacy, violation of public policy and similar or related claims and any and all claims arising under common law. The claims released also include claims that in any way are brought by or on behalf of the government, whether or not the government joins the action such as in the case of a qui tarn proceeding filed under the civil False Claims Act.

(b) Without limiting the generality of the foregoing, you agree not to file any lawsuit seeking monetary damages for yourself and asserting any claims that are lawfully released in this Second Release of Claims. You further hereby irrevocably and unconditionally

Ralph D. Heath - Retirement Transition Agreement

January 26, 2012

waive any and all rights to recover any relief and damages concerning the claims that are lawfully released in this Second Release of Claims.

(c) Notwithstanding the foregoing, you are not releasing: (1) your right to enforce this Agreement; (2) any rights to benefits you may have under the Corporation’s retirement plans, LTIP and deferred compensation plans; (3) any claims arising under any Federal or state securities laws that you may have as a stockholder of the Corporation; (4) any claims for unemployment compensation; (5) any claims for workers compensation benefits under Texas state law; (6) any claims solely relating to the validity of this Release of Claims under the ADEA, as amended, (7) any indemnification rights, under the same eligibility rules, as afforded to all other current or former officers of the Corporation pursuant to the Corporation’s bylaws and/or applicable state law; or (8) my right to file a charge with the U.S. Equal Employment Opportunity Commission or any similar state or local government agency.

(d) No Federal, state or local government agency is a party to the Agreement or this Second Release of Claims, and none of the provisions of the Agreement or this Second Release of Claims restricts or in any way affects a government agency’s authority to investigate or seek relief in connection with any of the Claims. However, if a government agency were to pursue any matters falling within the Claims, which it is free to do, the Corporation and you agree that, as between the Corporation and you, the Agreement and this Second Release of Claims will control as the exclusive remedy and full settlement of all such Claims by me for money damages. The Agreement and this Second Release of Claims are binding agreements between two private parties—you and the Corporation. Therefore, the Agreement and this Second Release of Claims affect the two parties’ rights only, with no impact on any government agency.

(e) You hereby represent and warrant that you have not previously filed or joined in any Claims released herein against any of the Released Parties or assigned any Claims described in this Second Release of Claims to any third parties. You affirm that you have been paid and/or have received all compensation, wages, and/or benefits to which you are entitled and that no other compensation, wages, and/or benefits are due me, except as provided in the January 26, 2012 agreement. You further affirm that you have no known injuries arising out of or in the course of my employment with the Corporation, and that I have been provided and/or have not been denied leave requested under the Family and Medical Leave Act or any equivalent state statute or local ordinance.

THIS AGREEMENT CONTAINS A GENERAL RELEASE OF CLAIMS, PLEASE READ CAREFULLY BEFORE SIGNING.

Accepted and agreed to as of this          day of          2012.

Ralph Heath

Exhibit A to Retirement Transition Agreement

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement is made and entered into effective as of May 1, 2012 by and between the Lockheed Martin Corporation (hereinafter “Corporation”) and Ralph Heath (hereinafter “Consultant”).

WITNESSED:

That in consideration of the promises and mutual obligations hereinafter set forth, the parties hereto agree as follows:

1.	SERVICES BY CONSULTANT

For the term of this Agreement, the CONSULTANT will provide consulting services and advice to the Corporation (the “Services”) as follows:

A.	In order to facilitate an orderly transition of management within the Corporation’s Aeronautics business area, CONSULTANT shall provide historical background information, factual and management assistance, guidance, and counsel to the Executive Vice President, Aeronautics (the “Services”),.

These Services will be provided on an “as needed”, “on call” basis; provided that, the Corporation must give the CONSULTANT reasonable advance notice as to when the CONSULTANT’s services will be required. The Corporation will provide the CONSULTANT with proper credentials (badges, passes, etc.) to perform any assignment.

CONSULTANT’S primary billing contact shall be John Lucas, SVP, Human Resources, referred to hereinafter as the Agreement Monitor.

2.	TERM

The term of this Agreement shall commence May 1, 2012 and shall end April 30, 2013 unless terminated earlier in accordance with Section 11 below. This Agreement will not be renewed by its own terms. This Agreement may be extended beyond April 30, 2013 by mutual agreement of the parties.

3.	COMPENSATION FOR SERVICES

A.	The Corporation agrees to pay the CONSULTANT, as compensation for the Services, a retainer of $5,000 per day for Services rendered pursuant to this Agreement. CONSULTANT shall not provide more than 52 days of Services during the 12-month term of this Agreement. For the purposes of this Agreement, one (1) day of Services shall equal eight (8) hours of work. CONSULTANT acknowledges that exceeding these limitations on the number of days worked may result in CONSULTANT being deemed not to have separated from service or retired from LMC. If this occurs, it may trigger early inclusion in income of all amounts deferred by CONSULTANT under LMC’s nonqualified deferred compensation plans as well as a twenty percent (20%) penalty tax and an interest rate based tax on these amounts in addition to those taxes that would ordinarily be due on the receipt of such amounts. CONSULTANT acknowledges that all such additional taxes will be the sole responsibility of CONSULTANT and LMC will have no obligation to pay such taxes or reimburse CONSULTANT for such taxes.

B.	Corporation shall reimburse CONSULTANT for reasonable and actual expenses of travel required to provide the services hereunder where such expenses are incurred by the CONSULTANT following prior approval of the Agreement Monitor of the trip in question.

C.	Because the CONSULTANT is not an employee of Corporation, Corporation will not withhold or deduct from the compensation due to the CONSULTANT any amounts for federal, state and local taxes, the payment of which is the sole responsibility of the CONSULTANT. At the end of each calendar year, Corporation will issue to the CONSULTANT a Form 1099 with respect to the compensation paid under this Agreement. CONSULTANT acknowledges that the payments under this Agreement and any taxable benefits made available under this Agreement will be taxable as income to him and will be reported as such by Corporation to the IRS.

4.	PAYMENT AND INVOICE

A.	CONSULTANT must submit monthly invoices describing in reasonable detail the services performed, the number of hours during which services were performed, and any related expenses incurred. Subject to the limitations set forth in this Agreement, Corporation shall reimburse CONSULTANT for reasonable expenses incurred and approved under Section 3.B or C of this Agreement within thirty (30) days following receipt and approval of an invoice that complies with the requirements of this Agreement. CONSULTANT must submit all invoices pertaining to expenses incurred during a calendar year prior to February 5 of the following year.

B.	CONSULTANT must attach to invoices submitted to Corporation for payment all receipts and explanations for any expenditures in excess of $75.00. If original receipts are not furnished, the reimbursement made to the CONSULTANT may be subject to federal, state and local taxes for reimbursement of the expenditures.

C.	With each invoice, CONSULTANT must submit an Activity Report, in a format which provides an itemized account of the services rendered, date of service and if business travel was incurred in rendering the services, the geographic location.

D.	Corporation will pay CONSULTANT on a monthly basis after the end of each month during the term of this Agreement for services rendered at the hourly rate specified in Section 3.A.

E.	Each invoice submitted must also contain the following Statement: “Submission of this invoice certifies compliance with the terms and conditions of my Professional Services Agreement under which this invoice is submitted and certifies compliance with all laws, regulations and Lockheed Martin policies and procedures and standards of conduct referenced therein.”

F.	Invoices and required supporting documentation must be submitted to:

Lockheed Martin Corporation

John Lucas

6801 Rockledge Drive

Bethesda, MD 20817

Invoices not in compliance with the requirements of this Agreement will be returned to the CONSULTANT for correction and resubmission.

G.	Notwithstanding to the contrary, all amounts owed to CONSULTANT, whether as compensation for Services or reimbursement of expenses shall be paid no later than March 15 of the year following the year in which the Services were performed (in the case of compensation for services) or the year in which the expense was incurred (for reimbursement of expenses). Requests for reimbursement of expenses after this date shall not be subject to reimbursement.

5.	INDEPENDENT CONTRACTOR RELATIONSHIP

A.

Neither this Agreement nor CONSULTANT’s performance hereunder constitutes or creates an employee/employer relationship. The Parties understand and agree that CONSULTANT is not an employee of the Corporation. CONSULTANT will render Services hereunder as an independent contractor and not as an employee, agent, partner, or joint venturer of the Corporation or any of its affiliates or related entities. This Agreement does not require CONSULTANT’s services on a full-

time basis. CONSULTANT is not eligible for any benefits applicable to active employees of the Corporation. CONSULTANT is and must act solely as an independent contractor and not as an employee or agent of the Corporation. CONSULTANT’s authority is limited to providing the consulting Services described above and CONSULTANT has no authority, nor may he make any attempt, without the express written consent of the Agreement Monitor, to incur any obligation or liability, or make any commitments on behalf of the Corporation.

B.	CONSULTANT is an independent contractor under this Agreement and no provision of, or action taken under, this Agreement will entitle CONSULTANT to any rights under any of the Corporation’s compensation, employee benefit and welfare plans, programs, or practices. Neither will any provision of, or action taken under, this Agreement affect in any way the CONSULTANT’s rights or obligations under any of the Corporation’s compensation, employee benefit and welfare plans, programs, or practices as these exist by virtue of his preretirement service as an employee of the Corporation. CONSULTANT and the Corporation agree that CONSULTANT will render Services according to the CONSULTANT’s own methods and is subject to the Corporation’s control only with regard to the CONSULTANT’s final product or result. The Corporation will not exercise direct control or supervision over the means CONSULTANT uses to provide Services pursuant to this Agreement.

6.	CONFLICT OF INTEREST

A.	CONSULTANT shall not engage in any activity which presents a conflict of interest in the line of his relationship with Corporation.

B.	CONSULTANT hereby acknowledges receipt of a copy of the Corporation Code of Ethics and Business Conduct and, by executing this Agreement, CONSULTANT agrees that CONSULTANT will strictly comply with the provisions of the Code in the performance of the Services hereunder.

7.	NON-DISCLOSURE OF PROPRIETARY OR CONFIDENTIAL INFORMATION

A.	CONSULTANT agrees not to disclose to others, either during or subsequent to the term of this Agreement, any Corporation information, knowledge, or data which CONSULTANT may receive, or have access to, or which may otherwise be disclosed to CONSULTANT, proprietary or confidential information as further defined herein. “Proprietary or Confidential Information” as used herein means any information of Corporation or of others which has come into Corporation’s or CONSULTANT’S possession, custody or knowledge in the course of performing services under this Agreement that has independent economic value as a result of its not being generally known to the public and is the subject of reasonable means to preserve the confidentiality of the information. Proprietary or Confidential Information includes (without limitation) information, whether written or otherwise, regarding Corporation’s personnel, proceedings of the Board of Directors or its committees, earnings, expenses, marketing information, cost estimates, forecasts, bid and proposal data, financial data, trade secrets, products, procedures, inventions, systems or designs, manufacturing or research processes, material sources, equipment sources, customers and prospective customers, business plans, strategies, buying practices and procedures, prospective and executed contracts and other business arrangements or business prospects, except to the extent such information become readily available to the general public lawfully and without breach of a confidential, contractual, or fiduciary duty. CONSULTANT acknowledges and agrees that he has a continuing obligation to not use or disclose Proprietary or Confidential Information.

B.	CONSULTANT agrees that Proprietary or Confidential Information shall be used solely for the purpose of performing the Services required under this Agreement, and further agrees that except as may strictly be required by CONSULTANT’S obligations under this Agreement, CONSULTANT shall not reproduce, nor allow any third party to use or reproduce, any Proprietary of Confidential Information or any documents or other material containing Proprietary or Confidential information.

C.

All materials to which CONSULTANT had access, or which were furnished or otherwise made available to CONSULTANT in connection with the Services performed hereunder, shall be and remain the property of Corporation. Upon expiration or termination of this agreement, or upon request of Corporation, CONSULTANT shall return to Corporation all such materials, documents and information, including any Proprietary or Confidential Information and all reproductions thereof, then in CONSULTANT’S possession or control, and CONSULTANT in connection with this Agreement in accordance with specific instructions issued by Corporation to CONSULTANT, shall comply with any instructions within five (5) days of receipt thereof.

8.	COOPERATION IN LITIGATION AND INVESTIGATIONS

During the term of this Agreement and thereafter, CONSULTANT agrees to the extent reasonably requested, to cooperate with Corporation in any pending or future litigation (including alternative dispute resolution proceedings) or investigations in which the Corporation or any of its subsidiaries or affiliates is a party or is required or requested to provide testimony and regarding which, as a result of CONSULTANT’s prior employment with the Corporation or services under this Agreement, CONSULTANT reasonably could be expected to have knowledge or information relevant to the litigation or investigation. CONSULTANT’s efforts and time spent in satisfaction of CONSULTANT’s obligation to cooperate will be without charge to Corporation and will not be considered time worked under this Agreement, except that Corporation will reimburse CONSULTANT’s for any-out-of-pocket expenses incurred in connection with cooperating with Corporation in any litigation or investigation in accordance with Sections 3 and 4 above. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect CONSULTANT’s obligation to cooperate with any governmental inquiry or investigation or to give truthful testimony in court.

9.	LIABILITY

A.	Corporation shall not be liable to CONSULTANT for any loss, injury, damage, expense or any liability whatsoever arising out of, or in connection with, the performance of the services required by this Agreement.

B.	Each party shall be responsible to the other for any costs or expenses including attorney’s fees, all expenses of litigation and/or settlement, and court costs, arising from the default of such party, its officers, employees, agents, suppliers, or subConsultants at any tier, in the performance of any of its obligations under this Agreement.

10.	GOVERNING LAW

This Agreement shall be governed by, subject to, and construed according to the laws of the State of Maryland excluding its choice of law rules. CONSULTANT shall comply with all applicable Federal, state and local laws, orders and regulations, as well as with all Corporation policies, operating instructions, rules and regulations applicable to the performance of this Agreement.

11.	DEFAULT AND CONTRACT TERMINATION

A.	DEFAULT. If CONSULTANT fails to comply with any of the terms of this Agreement, fails to make progress as to endanger performance of this Agreement, or fails to provide adequate assurance of future performance Corporation, by written notice, may terminate this Agreement for default, in whole or in part. CONSULTANT shall have ten (10) days (or such longer period as Corporation may authorize in writing) to cure any such failure after receipt of notice from Corporation. Corporation shall not be liable for any Services not accepted; however, Corporation may require CONSULTANT to deliver to Corporation any supplies and materials, manufacturing materials, and manufacturing drawings that CONSULTANT has specifically produced or acquired for the terminated portion of this Agreement. Corporation and CONSULTANT shall agree on the amount of payment for these other deliverables. CONSULTANT shall continue all Services not terminated.

B.	CONTRACT TERMINATION

i)	Corporation may unilaterally terminate this Agreement, in whole or in part, upon 30 days written notice to CONSULTANT for any reason.

ii)	CONSULTANT may terminate this Agreement upon 30 days written notice to Corporation; provided that, if CONSULTANT terminates this Agreement in order to accept other consulting or employment engagements, he must comply with the non-competition obligations as set forth in other agreements with Corporation.

iii)	This Agreement shall terminate immediately and all payments due shall be forfeited if, in rendering Services hereunder, improper payments are made, unlawful conduct is engaged in, or any part of the fee or expenses payable under this Agreement is used for an illegal purpose.

iv)	In the event this Agreement is terminated under any provision herein (other than under Section 11.A or 11.B.iii), CONSULTANT shall not be required to repay any of the consideration already paid under the Agreement to date.

12.	SEVERABILITY

If any provision of this Agreement shall be held illegal or unenforceable, the remainder of the Agreement or the application of any other provisions to the parties shall not be affected thereby.

13.	ACCESS TO CLASSIFIED INFORMATION

If clearance is required, business area HR should consult LMS-001 and complete the LMS-F17 form, if applicable, in addition to this agreement. If access to classified information in the performance of this Agreement is required, CONSULTANT shall furnish the Corporation Security Department with all data required to obtain or verify a personal security clearance with access to such Classified Information. CONSULTANT agrees to comply with the terms of LMSecurity Procedures LMS-001. Under no circumstances shall CONSULTANT perform service(s) involving access to classified information until CONSULTANT’S security clearance has been obtained or verified by Corporation.

14.	ACCEPTANCE OF CONTRACT/TERMS AND CONDITIONS

A.	This Agreement integrates, merges, and supersedes any prior offers, negotiations, and agreements concerning the subject matter hereof and constitutes the entire agreement between the Parties.

B.	CONSULTANT’S acknowledgment, acceptance of payment, or commencement of performance, shall constitute CONSULTANT’S unqualified acceptance of this Agreement.

C.	Additional or differing terms or conditions proposed by CONSULTANT or included in CONSULTANT’S acknowledgement hereof are hereby objected to by Corporation and have no affect unless accepted in writing by Corporation.

15.	ASSIGNMENT

Any assignment of CONSULTANT’S contract rights or delegation of duties shall be void, unless prior written consent is given by Corporation.

16.	CONTRACT AMENDMENT AND NOTICES

A.	Only the Corporation’s Senior Vice President, Human Resources or his designee has authority to make changes in or amendments to this Agreement. Such changes or amendments must be in writing.

B.	All notices by Corporation or CONSULTANT shall be given in writing by mail or fax, if applicable, to the following locations:

CONSULTANT:	Ralph D. Heath, 455 Wood Lake Road, Aledo, TX 76008-4634

COMPANY:	John Lucas, 6801 Rockledge Drive, Bethesda, MD, 20817 Telephone: 301-897- 6208; Fax 301-897-6758

17.	DISPUTES

All disputes under this Agreement which are not disposed of by mutual agreement may be decided by recourse to an action at law or in equity. Until final resolution of any dispute hereunder, CONSULTANT shall diligently proceed with the performance of this Agreement as directed by Corporation.

18.	GRATUITIES/KICKBACKS

No gratuities (in the form of entertainment, gifts or otherwise) or kickbacks shall be offered or given by CONSULTANT, to any employee of Corporation with a view toward securing favorable treatment as a supplier.

19.	INTELLECTUAL PROPERTY

A.	CONSULTANT agrees that Corporation shall be the owner of all inventions, technology, designs, works of authorship, mask works, technical information, computer software, business information and other information conceived, developed or otherwise generated in the performance of this Agreement by or on behalf of CONSULTANT. CONSULTANT hereby assigns and agrees to assign all right, title and interest in the foregoing to Corporation, including without limitation all copyrights, patent rights and other intellectual property rights therein and further agrees to execute, at Corporation’s request and expense, all documentation necessary to perfect title therein in Corporation. CONSULTANT agrees that it will maintain and disclose to Corporation written records of, and otherwise provide Corporation with full access to, the subject matter covered by this Agreement and that all such subject matter will be deemed Proprietary or Confidential Information of Corporation and subject to the protection provisions of the paragraph 7 of this Agreement. CONSULTANT agrees to assist Corporation, at Corporation’s request and expense, in every reasonable way, in obtaining, maintaining, and enforcing patent and other intellectual property protection on the subject matter covered by this Clause.

B.	CONSULTANT warrants that the Services performed and delivered under this Agreement will not infringe or otherwise violate the intellectual property rights of any third party in the United States or any foreign country. CONSULTANT agrees to defend, indemnity and hold harmless Corporation and its customers from and against any claims, damages, losses costs an expenses, including reasonable attorney’s fees, arising out of any action by a third party that is based upon a claim that the Services performed or delivered under this Agreement infringes or otherwise violates the intellectual property rights of any person or entity.

20.	RELEASE OF INFORMATION

Except as required by law, no public release of any information, or confirmation or denial of same, with respect to this Agreement or the subject matter hereof, will be made by CONSULTANT without the prior written approval of Corporation.

21.	TIMELY PERFORMANCE

A.	CONSULTANT’S timely performance is a critical element of this Agreement.

B.	If CONSULTANT becomes aware of difficulty in performing the Services, CONSULTANT shall timely notify Corporation, in writing, giving pertinent details. This notification shall not change any delivery schedule.

22.	WAIVER, APPROVAL, AND REMEDIES

A.	Failure by Corporation to enforce any of the provision(s) of this Agreement shall not be construed as a waiver of the requirement(s) of such provision(s), or as a waiver of the right of Corporation thereafter to enforce each and every such provision(s).

B.	Corporation’s approval of documents shall not relieve CONSULTANT from complying with any requirements of this Agreement.

C.	The rights and remedies of Corporation in this Agreement are cumulative and in addition to any other rights and remedies provided by law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

LOCKHEED MARTIN CORPORATION	CONSULTANT

/s/ John T. Lucas	/s/ Ralph D. Heath
Signature	Signature

1/26/12	1/26/12
Date	Date

Receipt and Acknowledgment

I acknowledge that I have received my personal copy of Setting the Standard, the Lockheed Martin Code of Ethics and Business Conduct. I understand that each Lockheed Martin employee, agent, consultant, or representative is responsible for knowing and adhering to the principles and standards of the Code.

Signature    /s/ Ralph D. Heath

Printed Name            Ralph D. Heath

Date            1/26/12